FOR IMMEDIATE RELEASE

Middlesex Water Company Announces Quarterly Cash Dividend Increase of 7.3%

Utility Marks 46th Consecutive Year of Dividend Increases

ISELIN, N.J., October 24, 2018 – Middlesex Water Company (Nasdaq:MSEX) announced today that its Board of Directors has declared a cash dividend of $0.24 per share on its common stock, a 7.3% increase from the $0.22375 per share dividend in the third quarter of 2018.  This increase raises the annual dividend rate to $0.96 from $0.895 per share of common stock. The declared dividend is payable on December 3, 2018 to shareholders of record as of November 15, 2018.  Middlesex Water Company has paid cash dividends in varying amounts continually since 1912.

“The ability to increase the dividend is due in no small part to the dedicated and committed workforce that effectively manages all facets of our businesses,” said Chairman, President and Chief Executive Officer Dennis W. Doll. “As we continue to invest in drinking water infrastructure through our Water For Tomorrow program, we appreciate the support and confidence of our shareholders.”

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies.  To learn more about Middlesex Water, including information about its Direct Share Purchase and Sale and Dividend Reinvestment Plan, visit the Investor section of our website at www.middlesexwater.com or call (732) 638-7549.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com